EXHIBIT 10.19
FORM OF CEO EMPLOYMENT AGREEMENT
Thomas W. Weisel
Thomas Weisel Partners Group, Inc.
One Montgomery Street, 37th Floor
San Francisco, California 94104
January __, 2006
Dear Thom:
          This is your EMPLOYMENT AGREEMENT (this “Agreement”) with Thomas Weisel Partners Group, Inc., a Delaware corporation (“TWPG Inc.” and, together with its subsidiaries and affiliates and its and their respective predecessors and successors, the “Firm”). This Agreement sets forth the terms and conditions of your employment with the Firm.
1. Employment
          TWPG Inc. does hereby employ you and you do hereby accept employment as Chief Executive Officer of TWPG Inc. You shall have all the duties, responsibilities and authority normally attendant to the office of Chief Executive Officer of the Firm, and you shall render services consistent with such positions on the terms set forth herein. As Chief Executive Officer of the Firm, you shall report solely and directly to the Board. In addition, you shall have such other executive and managerial powers and duties with respect to the Firm as may reasonably be assigned to you by the Board, to the extent consistent with your position and status as set forth above. In no event shall your duties, responsibilities and authority be less than those initially performed by you as Chief Executive Officer. All other employees of the Firm shall report to you, either directly or through such other personnel as the Board or you may designate. Subject to the discretion of the Board, you may also be designated as Chairman of the Board.
          You agree to devote substantially all of your business time, labor, skill and energies to the business and affairs of the Firm during the Employment Period, subject to periods of vacation and sick leave to which you are entitled. Except as otherwise provided below, during the Employment Period, you will not render any business, commercial or professional services to any individual or any entity that is not part of the Firm. However, you may serve on corporate, civic or charitable boards, manage personal investments, deliver lectures or fulfill speaking engagements, so long as these activities do not significantly interfere with your performance of your responsibilities under this Agreement and any service on a corporate, civic or charitable board is pre-approved by the Board. The Firm has discussed with you the activities that you are conducting at the time of this Agreement and agrees that these activities, as well as any substitute activities that are similar in nature and scope, will not significantly interfere with your responsibilities under this Agreement.

2. Term of Employment
          Subject to Section 8, the term of your employment shall commence on the date of this Agreement and end on December 31, 2009 (such period, the “Initial Employment Period”). After the Initial Employment Period your term of employment shall be automatically extended for successive two-year periods, subject to Section 8 and unless otherwise agreed in writing by you and the Firm 90 days prior to the end of such periods. References in this Agreement to “your employment” are to your employment under this Agreement.
3. Board Membership
          During the Employment Period, TWPG Inc. shall take all reasonable action to cause you to be appointed or elected to the Board, and to serve as Chairman of the Board, subject to any applicable laws, rules and regulations and any corporate governance policies and practices of TWPG Inc. In the event that, in the reasonable judgment of the Board, based on its consideration of applicable legal, regulatory or corporate governance (including stock exchange) requirements, the Board determines that the Firm should split the function of Chairman of the Board and Chief Executive Officer, you may be replaced as Chairman of the Board (but not as Chief Executive Officer) without it being considered a termination of your employment hereunder or otherwise a breach by TWPG Inc. of this Agreement.
4. Location
          In connection with your employment by the Firm, you shall be based at the headquarters of TWPG Inc. in San Francisco, California, except for travel reasonably required for the Firm’s business.
5. Compensation
          (a) Base Salary. During the Employment Period, subject to your continued employment hereunder, you shall be paid an annualized base salary (the “Base Salary”) of U.S. $200,000, payable in semi-monthly installments. Your base salary shall be reviewed annually by the Firm, and may be increased (but not decreased) at each such annual review.
          (b) Annual Bonus. During the Employment Period, subject to your continued employment hereunder, you may be awarded an annual bonus (the “Bonus”) pursuant to the Thomas Weisel Partners Group, Inc. Bonus Plan.
          (c) Equity Compensation. During the Employment Period, subject to your continued employment hereunder, you shall be eligible to participate in all equity incentive plans for senior executives of the Firm as may be in effect from time to time, in accordance with the terms of any such plan.

6. Employee Benefit Plans
          During the Employment Period, subject to your continued employment hereunder, you shall be eligible to participate in each employee retirement and welfare benefit plan and program of the type made available to the Firm’s employees generally, and senior executives specifically, in accordance with their terms and as such plans and programs may be in effect, which may include from time to time, without limitation, savings, profit-sharing and other retirement plans or programs, 401(k), medical, dental, flexible spending account, hospitalization, short-term and long-term disability and life insurance plans.
7. Other Employee Benefits
          (a) Vacation. You will be entitled to paid annual vacation during the Employment Period (totaling at least four weeks in each calendar year) on a basis that is at least as favorable as that provided to you as of the date of this Agreement.
          (b) Reimbursement of Business Expenses. You will be reimbursed for all reasonable travel, entertainment and other business expenses incurred by you in performing your responsibilities under this Agreement, subject to the Firm’s normal policies and practices (including appropriate documentation requirements) for senior executives.
          (c) Facilities. During the Employment Period, you will be provided with office space, facilities, secretarial support and other business and personal services consistent with your position on a basis that is at least as favorable as that provided to you as of the date of this Agreement; provided, however, that such support and services shall be subject to periodic review and modification by the Compensation Committee in its sole discretion.
8. Early Termination of Your Employment
          (a) No Reason Required. You or TWPG Inc. may terminate your employment at any time for any reason, or for no reason, subject to compliance with Section 8(e).
          (b) Termination by TWPG Inc. for Cause.
          (1) TWPG Inc. may terminate your employment under any of the following circumstances, and such termination shall be considered “for Cause”:
     (A) Your continued and willful failure to perform substantially your responsibilities to the Firm under this Agreement. “Cause” does not, however, include any such failure after TWPG Inc. gives you a Termination Notice without Cause, or you give the Firm a Termination Notice for Good Reason, in each case in accordance with Section 8(e).

     (B) Your willful engagement in illegal conduct, fraud, embezzlement or gross misconduct, in each case, that causes financial or reputational harm to the Firm.
     (C) Your commission or conviction of, or plea of guilty or nolo contendere to, a felony.
     (D) Your willful and material breach or violation of (i) this Agreement, the Partners’ Equity Agreement, the Pledge Agreement or any other written agreement between you and the Firm, or (ii) the code of conduct and ethics of TWPG Inc. or any other Firm policy in respect of insider trading, hedging or confidential information.
     (E) Your willful attempt to obstruct or willful failure to cooperate with any investigation authorized by the Board or any governmental or self-regulatory entity.
     (F) Your disqualification or bar by any governmental or self-regulatory authority from serving in the capacity contemplated by this Agreement or your loss of any governmental or self-regulatory license that is reasonably necessary for you to perform your responsibilities to the Firm under this Agreement, if (i) the disqualification, bar or loss continues for more than 90 days and (ii) during that period the Firm uses its good faith efforts to cause the disqualification or bar to be lifted or the license replaced. While any disqualification, bar or loss continues during your employment, you will serve in the capacity contemplated by this Agreement to whatever extent legally permissible and, if your employment is not permissible, you will be placed on leave (which will be paid to the extent legally permissible).
For this definition of Cause, (i) no act or omission by you will be “willful” unless it is made by you in bad faith or without a reasonable belief that your act or omission was in the best interests of the Firm and (ii) any act or omission by you based on authority given pursuant to a resolution duly adopted by the Board or on the advice of counsel for the Firm will be deemed made in good faith and in the best interests of the Firm.
          (2) To terminate your employment “for Cause”, the Board must determine in good faith that Cause has occurred and TWPG Inc. must comply with Section 8(e).
          (3) TWPG Inc. may place you on paid leave for up to 30 consecutive days while it determines whether there is a basis to terminate your employment for Cause. This leave will not constitute Good Reason.

          (c) Termination by You for Good Reason.
          (1) You may terminate your employment under the following circumstances and such termination shall be considered “for Good Reason”:
     (A) Any material and adverse change in your title, position or duties with the Firm (including by reason of removal or failure to be elected or re-elected as a director, other than as stipulated in the last sentence of Section 3 hereof).
     (B) Any failure by TWPG Inc. to provide you with authority, responsibilities and reporting relationship as provided in Section 1 or any material and adverse reduction in your authority, responsibilities or reporting relationship, in each case other than any isolated, insubstantial and inadvertent failure by TWPG Inc. that is not in bad faith and is cured promptly on your giving notice to TWPG Inc.
     (C) The Firm moving its principal executive offices outside the San Francisco, California metropolitan area.
     (D) A material breach by the Firm of any of its obligations to you under this Agreement.
     (E) Any purported termination by TWPG Inc. of your employment that is in breach of this Agreement.
     (F) Any failure by TWPG Inc. to maintain a bonus plan and/or equity incentive plan (and/or equivalent corporate compensation policies) which when taken together are substantially comparable to the plans described in Sections 5(b) and (c) above; provided that, any reasonable period during which such a plan or policy is not maintained and during which TWPG Inc. is in good faith seeking board of directors or stockholder approval of the renewal or replacement of any such plan or policy shall, during such reasonable period, not be deemed a failure by TWPG Inc. to maintain such a plan or policy.
          (2) To terminate your employment “for Good Reason”, Good Reason must have occurred and you must comply with Section 8(e). However, (A) if you do not give a Termination Notice within 90 days after you have knowledge that an event constituting Good Reason has occurred, the event will no longer constitute Good Reason and (B) you must give the Firm a 30-day period to cure after notice of the first event constituting Good Reason under Section 8(c).
          (d) Termination on Disability or Death.

          (1) TWPG Inc. may terminate your employment upon your Disability. For purposes of this Agreement, “Disability” means your absence from your responsibilities with TWPG Inc. on a full-time basis for 180 days in any consecutive 12 months as a result of incapacity due to mental or physical illness or injury. If TWPG Inc. determines in good faith that your Disability has occurred, it may give you Termination Notice. If within 30 days of the Termination Notice you do not return to full-time performance of your responsibilities, your employment will terminate. If you do return to full-time performance in that 30-day period, the Termination Notice will be cancelled for all purposes of this Agreement. Except as provided in this Section 8(d), any of your incapacity due to mental or physical illness or injury will not affect TWPG Inc.’s obligations under this Agreement.
          (2) Your employment will terminate automatically on your death.
          (e) Advance Notice Generally Required.
          (1) To terminate your employment before the end of the Employment Period, either you or TWPG Inc. must provide a Termination Notice to the other. A “Termination Notice” is a written notice that states the specific provision of this Agreement on which termination is based, including, if applicable, the specific clause of the definition of Cause or Good Reason and a reasonably detailed description of the facts that permit termination under that clause. The failure to include any fact in a Termination Notice that contributes to a showing of Cause or Good Reason does not preclude either party from asserting that fact in enforcing its rights under this Agreement.
          (2) You and TWPG Inc. agree to provide 90 days’ advance Termination Notice of any termination prior to the end of the Employment Period or prior to any non-extension of the Employment Period in accordance with Section 2, unless your employment is terminated by TWPG Inc. for Cause or because of your Disability or death. Accordingly, the effective date of early termination of your employment will be 90 days after Termination Notice is given except that (A) the effective date will be the date of TWPG Inc.’s Termination Notice if your employment is terminated by TWPG Inc. for Cause, although TWPG Inc. may provide a later effective date in the Termination Notice, (B) the effective date will be 30 days after Termination Notice is given if your employment is terminated because of your Disability, and (C) the effective date will be the time of your death if your employment is terminated because of your death. TWPG Inc. may elect to place you on paid leave for all or part of the advance notice period. Notwithstanding this Section 8(e)(2), if you die or become Disabled during your employment but after you provide a valid Termination Notice with Good Reason or TWPG Inc. provides Termination Notice without Cause, your termination will be treated as a termination with Good Reason, effective as of the date of your death or

Disability. The effective date of termination of your employment is referred to as the “Date of Termination” in this Agreement.
9. TWPG Inc.’s Obligations in Connection with Your Termination
          (a) General Effect. On termination in accordance with Section 8, your employment will end and the Firm will have no further obligations to you except as provided in this Section 9 (other than pursuant to the employee benefit plans and programs established by the Firm pursuant to which you have accrued amounts and benefits).
          (b) For Good Reason or Without Cause. If, during the Employment Period, TWPG Inc. terminates your employment without Cause or you terminate your employment for Good Reason:
          (1) TWPG Inc. will pay you, in a lump sum, the following as of the end of your employment: (A) the amount of your remaining Base Salary from the Date of Termination through the end of the then-existing Employment Period (solely for purposes of this Clause (A), the then-existing Employment Period shall be determined as if your employment were not then terminated), (B) your unpaid Base Salary for periods prior to your termination, and pay with respect to any of your accrued but unused vacation, (C) any accrued expense reimbursements and other cash entitlements, (D) any unpaid but vested Bonus and (E) any unpaid compensation deferred by you (together with any interest and/or earnings through the end of your employment) other than pursuant to a tax-qualified plan (the amounts set forth in Clauses (B), (C), (D) and (E) of this Section 9(b)(1), your “Accrued Compensation”). In addition, TWPG Inc. will timely pay you any amounts and provide you any benefits that are required, or to which you are entitled, under any plan, contract or arrangement of the Firm (together, the “Other Benefits”).
          (2) TWPG Inc. will pay you in a lump sum an amount equal to the sum of (A) the average of the Bonuses paid or payable to you for the three fiscal years ending before Termination Notice is given (your “Historic Bonus”) plus (B) the product of your Historic Bonus multiplied by a fraction, the numerator of which shall be the number of days elapsed since the date of this agreement (or if such termination occurs after December 31, 2009, the number of days elapsed since this Agreement was last renewed in accordance with Section 2), and the denominator of which shall be the number of days in the Initial Employment Period (or if such termination occurs after December 31, 2009, 730 days). In calculating your Historic Bonus:
     (A) your Bonus for each of the 2003, 2004 and 2005 fiscal years will deemed to be $1,000,000; and

     (B) compensation will be deemed paid or payable even if it was deferred and any Bonus for a fiscal year for which you were employed for less than the full fiscal year will be annualized.
          (3) All stock options issued by TWPG Inc. to you will vest and become immediately exercisable and will remain exercisable for a period of 12 months after the end of your employment (or, if earlier, until they would have expired but for your termination). All restricted stock, restricted stock units and other equity-based compensation awarded by TWPG Inc. to you will vest and become immediately payable. The benefits in this Section 9(b)(3) are referred to as “Accelerated Vesting”.
          (4) For 24 months following the Date of Termination, you, your spouse and your dependents will continue to be entitled to participate in each of the Firm’s employee benefit and welfare plans providing for medical, dental, hospitalization, life or disability insurance on a basis that is at least as favorable as in effect immediately before Termination Notice was given (the “Welfare Benefits”). However, if the Firm’s plans do not permit you, your spouse or your dependents to participate on this basis, TWPG Inc. will provide Welfare Benefits (with the same after-tax effect for you) outside of the plans. If you become employed during such 24-month period and are eligible for coverage from your new employer, the Welfare Benefits will be secondary to your new coverage (if the Firm reimburses you for any increased cost and provides any additional benefits that are necessary to provide you with the full Welfare Benefits).
          (c) For Cause or Without Good Reason. If TWPG Inc. terminates your employment for Cause or you terminate your employment without Good Reason, TWPG Inc. will pay your Accrued Compensation and Other Benefits.
          (d) For Your Disability or Death. If, during the Employment Period, your employment terminates as a result of your death or Disability, TWPG Inc. will pay your Accrued Compensation and Other Benefits.
          (e) Condition. TWPG Inc. will not be required to make the payments and provide the benefits stated in this Section 9 unless and until you execute and deliver to TWPG Inc. a release of claims releasing the Firm, its affiliates, and each member of the Firm and any of their respective past or present officers, directors, employees or agents from any and all liabilities to you. This agreement will be in a form reasonably and mutually satisfactory to you and TWPG Inc.; provided that, in the event of your termination under any of the circumstances described in Section 9(c) or 9(d), no such release shall be required prior to the payment of any Accrued Compensation of the type described in any of clauses (B), (C), (D) or (E) of the definition thereof.
          (f) Timing. The benefits provided in this Section 9 will begin at the end of your employment, and any cash payments owed you under this Section 9 will be paid in one lump sum within 30 days of the Date of Termination or at any earlier time required by applicable law. To the extent required under Section 409A of the Internal Revenue Code, as amended, to avoid the imposition of additional tax penalties upon you, any payment of such benefits will be delayed for six months from the Date of Termination.
10. Certain Covenants
          (a) Covenants in Partners’ Equity Agreement. You agree and acknowledge that you shall comply with each of the covenants contained in the Partners’ Equity Agreement, including, without limitation, covenants relating to confidential information, noncompetition and non-solicitation, in each case in accordance with the terms thereof.
          (b) Intellectual Property Rights; Use of Names. As between you and the Firm, all right, title and interest, whether known or unknown, in any intellectual property that is discovered, invented or developed directly or indirectly by, or disclosed to you, in the course of rendering services under this Agreement or in the course of rendering services to any predecessors to the Firm, will be the sole and exclusive property of the Firm. You agree to do anything reasonably requested by the Firm in furtherance of perfecting the Firm’s possession of, and title to, any of such intellectual property.
          Without limiting the foregoing under this Section 10(b), to the extent you have any right, title or interest in any name, trademark or service mark, whether currently existing or arising in the future, that includes any of “Thomas Weisel,” “Thomas Weisel Partners,” “TWP,” “Tailwind” or any name, trade mark or service mark that is derivative of any of the foregoing, including any domain names relating to any of the foregoing (collectively, the “Weisel Names”), you hereby grant to the Firm a worldwide, perpetual, exclusive and royalty-free right and license, substantially in the form attached as Annex A hereto, to use the Weisel Names in connection with the business and affairs, whether currently existing or arising in the future, of the Firm; provided that you shall be permitted to use your name under any of the conditions or for any of the purposes listed in Annex B hereto. NOTHING IN THIS AGREEMENT, INCLUDING ANY ANNEXES HERETO, SHALL BE CONSTRUED TO PRECLUDE OR OTHERWISE HAMPER YOU FROM USING (1) YOUR FULL LEGAL NAME, (2) “THOMAS W. WEISEL”, (3) “THOMAS WEISEL”, (4) “THOM WEISEL” OR (5) ANY OTHER SIMILAR VARIATION OF YOUR LEGAL NAME, TO PERSONALLY IDENTIFY YOURSELF, WHETHER IN CONNECTION WITH BUSINESS, PERSONAL OR OTHER MATTERS.
          (c) Tax Filing. During the Employment Period, you will duly and accurately file all required income tax returns and, if requested to do so, will certify to that effect to the Firm annually on a form specified by the Firm.
          (d) Return of Property. All documents, data, recordings, or other property, whether tangible or intangible, including all information stored in electronic form, obtained or prepared by or for you and utilized by you in the course of your employment with the Firm shall remain the exclusive property of the Firm. In the event of the termination of your employment for any reason, and subject to any other provisions hereof, the Firm reserves the right, to the extent permitted by law and in addition to any other remedy the Firm may have, to deduct from any monies otherwise payable to you the following: (i) the full amount of any specifically determined debt you owe to the Firm at the time of or subsequent to the termination of your employment with the Firm, and (ii) the value of the Firm’s property which you retain in your possession after the termination of your employment with the Firm following the Firm’s written request for such items’ return and your failure to return such items within 30 days of receiving such notice. In the event that the law of any state or other jurisdiction requires the consent of an employee for such deductions, this Agreement shall serve as such consent.
11. Successors
        (a) Payments on Your Death. If you die and any amounts become payable under this Agreement, the Firm will pay those amounts to your estate.
        (b) Assignment by You. As this Agreement provides for the personal services to be performed by you, you may not assign this Agreement. In addition, except as required by law, your right to receive payments or benefits under this Agreement may not be subject to execution, attachment, levy or similar process. Any attempt to effect any of the preceding in violation of this Section 11(b), whether voluntary or involuntary, shall be void.
        (c) Assumption by any Surviving Company. Before the effectiveness of any merger, consolidation, statutory share exchange or similar transaction (including an exchange offer combined with a merger or consolidation) involving TWPG Inc. (a “Reorganization”) or any sale, lease or other disposition (including by way of a series of transactions or by way of merger, consolidation, stock sale or similar transaction involving one or more subsidiaries) of all or substantially all of the Firm’s consolidated assets (a “Sale”), TWPG Inc. will cause (1) the Surviving Company to unconditionally assume this Agreement in writing and (2) a copy of the assumption to be provided to you. After the Reorganization or Sale, the Surviving Company will be treated for all purposes as TWPG Inc. under this Agreement. The “Surviving Company” means (i) in a Reorganization, the entity resulting from the Reorganization or (ii) in a Sale, the entity that has acquired all or substantially all of the assets of the Firm.
12. Certain Definitions
          As used in this Agreement, the following terms have the following meanings:
          “Board” means the Board of Directors of TWPG Inc.
          “Compensation Committee” means the Compensation Committee of the Board, or any successor to such committee.

          “Employment Period” means the period commencing on the date of this Agreement and ending on the Date of Termination, and includes the Initial Employment Period and any subsequent extension periods after the expiration of the Initial Employment Period.
          “Partners’ Equity Agreement” means the Partners’ Equity Agreement, dated as of the date hereof, among TWPG Inc. and the individuals listed on the signature page thereto, as in effect from time to time.
          “Pledge Agreement” means the Pledge Agreement, dated as of the date hereof, between you and TWPG Inc., as in effect from time to time.
13. Dispute Resolution
          Any dispute, controversy or claim between you and the Firm, arising out of or relating to or concerning the provisions of this Agreement, your employment with the Firm or otherwise concerning any rights, obligations or other aspects of your employment relationship in respect of the Firm, shall be finally resolved in accordance with the provisions of Section 3.09 of the Partners’ Equity Agreement. Without limiting the foregoing, you acknowledge that a violation on your part of this Agreement would cause irreparable damage to the Firm. Accordingly, you agree that the Firm will be entitled to injunctive relief for any actual or threatened violation of this Agreement in addition to any other remedies it may have.
14. Governing Law
          THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF CALIFORNIA, WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAWS.
15. Miscellaneous
          This Agreement shall not supersede any other agreement, written or oral, pertaining to the matters covered herein, except to the extent of any inconsistency between this Agreement and any prior agreement, in which case this Agreement shall prevail. Notices hereunder shall be delivered to the Firm at its principal executive office directed to the attention of TWPG Inc.’s General Counsel, and to you at your last address appearing in the Firm’s employment records.
          This Agreement shall be binding upon you and the Firm’s permitted successors and assigns. This Agreement shall inure to the benefit of and be binding upon the Firm and its assigns. This Agreement may not be amended or modified other than by a written agreement executed by you and TWPG Inc. or its successors, nor may any provision hereof be waived other than by a writing executed by you or TWPG Inc. or its successors; provided, that any waiver, amendment or modification of any of the provisions of this Agreement shall not be effective against you or the Firm without the written consent of you and TWPG Inc. or its designee.
          If any provision of this Agreement is finally held to be invalid, illegal or unenforceable (whether in whole or in part), such provision shall be deemed modified to the extent, but only to the extent, of such invalidity, illegality or unenforceability and the remaining provisions shall not be affected thereby. Except as expressly provided herein, this Agreement shall not confer on any person other than you and the Firm any rights or remedies hereunder. The captions in this Agreement are for convenience of reference only and shall not define or limit the provisions hereof.
[Remainder of page intentionally left blank.]

          If the foregoing is in accordance with your understanding, please kindly confirm your acceptance and agreement by signing and returning this Agreement which will thereupon constitute an agreement between you and TWPG Inc., on its behalf and on behalf of its subsidiaries and affiliates.

Very truly yours, THOMAS WEISEL PARTNERS GROUP, INC. (on its behalf, and on behalf of its subsidiaries and affiliates)
By:
Name:
Title:

Agreed to and accepted as of
the date of this Agreement:

Name: Thomas W. Weisel

Thomas W. Weisel
Thomas Weisel Partners Group, Inc.
One Montgomery Street, 37th Floor
San Francisco, California 94104
________, 2006
Dear Thom:
          In connection with the employment agreement entered into as of the date hereof between you and Thomas Weisel Partners Group, Inc., a Delaware corporation (“TWPG Inc.” and, together with its subsidiaries and affiliates and its and their respective predecessors and successors, the “Firm”), you hereby agree with the Firm as follows:
       1. To the extent you have any right, title or interest in any name, trademark or service mark, whether currently existing or arising in the future, that includes any of “Thomas Weisel,” “Thomas Weisel Partners,” “TWP,” “Tailwind” or any name, trade mark or service mark that is derivative of any of the foregoing, including any domain names relating to any of the foregoing (collectively, the “Weisel Names”), you hereby grant to the Firm a worldwide, perpetual, exclusive and royalty-free right and license to use the Weisel Names in connection with the business and affairs, whether currently existing or arising in the future, of the Firm; provided that you shall be permitted to use your name under any of the conditions or for any of the purposes listed in Attachment I hereto. NOTHING IN THIS AGREEMENT, INCLUDING ANY ATTACHMENT HERETO, SHALL BE CONSTRUED TO PRECLUDE OR OTHERWISE HAMPER YOU FROM USING (1) YOUR FULL LEGAL NAME, (2) “THOMAS W. WEISEL”, (3) “THOMAS WEISEL”, (4) “THOM WEISEL” OR (5) ANY OTHER SIMILAR VARIATION OF YOUR LEGAL NAME TO PERSONALLY IDENTIFY YOURSELF, WHETHER IN CONNECTION WITH BUSINESS, PERSONAL OR OTHER MATTERS.
          2. The Firm shall be entitled to sublicense the Weisel Names hereunder to the extent that, in the reasonable judgment of the Firm, such sublicense is in the best interest of the business and affairs, whether currently existing or arising in the future, of the Firm, provided that such sublicense shall not be broader in scope than the rights granted to the Firm pursuant to Section 1 hereof and the Firm notifies you of such sublicense in advance.
          3. You shall be entitled to exercise quality control over the use of the Weisel Names hereunder to the extent reasonably necessary to maintain the validity and enforceability of the Weisel Names and to protect the goodwill associated therewith.
          4. THIS LETTER AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF

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CALIFORNIA, WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAWS.
          5. The terms and conditions of this Letter Agreement shall not be amended or waived except with the written consent of you and TWPG Inc. This Letter Agreement shall inure to the benefit of and shall be binding upon you and your heirs as well as the Firm and its successors and permitted assigns.
          6. This Letter Agreement may be executed in counterparts, each of which shall be deemed to constitute an original but all of which together shall constitute one and the same instrument.
          If the foregoing agreements are acceptable to you, please so indicate by signing this Letter Agreement where indicated and returning one signed copy to us.

Very truly yours, THOMAS WEISEL PARTNERS GROUP, INC. (on its behalf, and on behalf of its subsidiaries and affiliates)
By:
Name:
Title:

Agreed to and accepted as of
the date of this Letter Agreement:

Name: Thomas W. Weisel

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Permitted Uses of the “Thomas Weisel” Name
          You are permitted to use (1) your full legal name, (2) “Thomas W. Weisel”, (3) “Thomas Weisel”, (4) “Thom Weisel” or (5) any other similar variation of your legal name for the following purposes:
(i)	at any time to the extent permitted as a fair use under applicable law;

(ii)	at any time, to the extent necessary to identify prior employment or other historical or archived documents or information; and

(iii)	at any time for any charitable purpose.
          In addition, you are permitted to use (1) your full legal name, (2) “Thomas W. Weisel”, (3) “Thomas Weisel”, (4) “Thom Weisel” or (5) any other similar variation of your legal name for any purpose following written notice from the Firm of the cessation of all uses of all Weisel Names by the Firm or any sublicensee of such name from the Firm; provided that, in the event that the Firm has been liquidated or dissolved and there is no successor to the Firm, no such written notice shall be required.

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